As filed with the Securities and Exchange Commission on April 20, 2021

Registration No. 333-236826

Registration No. 333-229979

Registration No. 333-226649

Registration No. 333-223313

Registration No. 333-216363

Registration No. 333-215523

Registration No. 333-209832

Registration No. 333-206108

Registration No. 333-203906

Registration No. 333-200616

Registration No. 333-194339

Registration No. 333-187108

Registration No. 333-179270

Registration No. 333-170629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO :

FORM S-8 REGISTRATION No. 333-236826

FORM S-8 REGISTRATION No. 333-229979

FORM S-8 REGISTRATION No. 333-226649

FORM S-8 REGISTRATION No. 333-223313

FORM S-8 REGISTRATION No. 333-216363

FORM S-8 REGISTRATION No. 333-215523

FORM S-8 REGISTRATION No. 333-209832

FORM S-8 REGISTRATION No. 333-206108

FORM S-8 REGISTRATION No. 333-203906

FORM S-8 REGISTRATION No. 333-200616

FORM S-8 REGISTRATION No. 333-194339

FORM S-8 REGISTRATION No. 333-187108

FORM S-8 REGISTRATION No. 333-179270

FORM S-8 REGISTRATION No. 333-170629

Under

THE SECURITIES ACT OF 1933

INPHI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0557980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Rio Robles San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)

Inphi Corporation 2010 Stock Incentive Plan

Inphi Corporation Employee Stock Purchase Plan

Stock Units Granted as Employment Inducement Awards Outside of a Plan

Restricted Stock Units Granted as Employment Inducement Awards Outside of a Plan

Inphi Corporation 2000 Stock Options/Stock Issuance Plan

(Full title of the plans)

Ford Tamer

President and Chief Executive Officer

Inphi Corporation

110 Rio Robles

San Jose, CA 95134

(408) 217-7300

(Name, address and telephone number of agent for service)

Copy to:

Allison Leopold Tilley, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to an Agreement and Plan of Merger, dated as of October 29, 2020 (the “Agreement”), by and among Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”), Marvell Technology, Inc., a Delaware corporation and wholly owned subsidiary of Marvell (“MTI”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of MTI (“Bermuda Merger Sub”), Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI (“Delaware Merger Sub”), and Inphi Corporation, a Delaware corporation (the “Registrant”), on April 20, 2021, Bermuda Merger Sub was merged with and into the Marvell and Delaware Merger Sub was merged with and into the Registrant (the “Mergers”). As a result of the Mergers, Marvell and the Registrant became wholly owned subsidiaries of MTI, at which time the Registrant’s equity securities ceased to be publicly traded.

The Registrant previously registered shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), issuable or issued under certain employee benefit and equity plans and agreements under the below referenced Registration Statements on Form S-8 (the “Registration Statements”). As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of Common Stock pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all Common Stock that remains unsold as of the date hereof registered pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-236826	03/02/2020	Inphi Corporation 2010 Stock Incentive Plan	2,295,473
333-229979	02/28/2019	Inphi Corporation 2010 Stock Incentive Plan	2,214,636
333-226649	08/07/2018	Inphi Corporation Employee Stock Purchase Plan	1,000,000
333-223313	02/28/2018	Inphi Corporation 2010 Stock Incentive Plan	2,139,011
333-216363	03/01/2017	Inphi Corporation 2010 Stock Incentive Plan	2,065,167
333-215523	01/11/2017	Stock Units Granted as Employment Inducement Awards Outside of a Plan	983,938
333-209832	02/29/2016	Inphi Corporation 2010 Stock Incentive Plan	1,969,463
333-206108	08/05/2015	Inphi Corporation Employee Stock Purchase Plan	750,000
333-203906	05/06/2015	Inphi Corporation 2010 Stock Incentive Plan	1,865,548
333-200616	11/26/2014	Restricted Stock Units Granted as Employment Inducement Awards Outside of a Plan	952,475
333-194339	03/05/2014	Inphi Corporation 2010 Stock Incentive Plan	1,512,221
333-187108	03/07/2013	Inphi Corporation 2010 Stock Incentive Plan	2,830,502
333-179270	01/31/2012	Inphi Corporation Employee Stock Purchase Plan	1,000,000
333-170629	11/16/2010	Inphi Corporation 2010 Stock Incentive Plan	2,031,121
333-170629	11/16/2010	Inphi Corporation 2000 Stock Options/Stock Issuance Plan	6,674,820

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized in Santa Clara, State of California, on the 20th day of April, 2021.

INPHI CORPORATION

By	/s/ Jean Hu
President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.